Corindus Vascular Robotics, Inc. - 8-K

Exhibit 99.1

Corindus Vascular Robotics Reports Fourth Quarter and Full Year 2016 Results

Reiterates Financial Outlook for 2017

Announces 19 Purchase Orders for CorPath System Year to Date 2017

WALTHAM, MA – March 15, 2017 – Corindus Vascular Robotics, Inc. [NYSE MKT: CVRS], a leading developer of precision vascular robotics, today reported financial results for the quarter and year ended December 31, 2016.

Recent Highlights and Accomplishments

•         Announced private placement of common stock bringing aggregate gross proceeds of approximately $45 million to the company. The financing involved a syndicate of well-known institutional healthcare investors along with strategic investors Boston Scientific Corporation [NYSE: BSX] and Royal Philips [NYSE: PHG].

•         Expanded into Asia through a strategic distribution agreement with Japan Medicalnext Co., Ltd., a wholly-owned entity of MC Healthcare, Inc. (subsidiary of Mitsubishi Corporation), as the exclusive distributor of Corindus products in Japan.

o   Japan Medicalnext placed an initial order for twelve CorPath GRX Systems accompanied by an advance of $2 million toward a portion of the purchase price.

•         Received multi-system orders from several large hospital groups exemplifying their commitment to building broad-based cardiovascular robotics programs:

o   In 2016, Corindus received orders for three systems from the Veterans Administration System and for four systems from Baylor Health. Received an order for 900 cassettes from Baylor Health.

o   Year to date 2017, Corindus has received three orders from WakeMed Health & Hospitals.

•         Received multiple CorPath GRX upgrade purchase orders from existing customers.

o   In the fourth quarter of 2016, Corindus received one purchase order for a GRX upgrade.

o   Year to date 2017, Corindus has received four purchase orders for GRX upgrades.

•         Performed first commercial procedures using the CorPath GRX System in February at New York-Presbyterian, UC San Diego Health, and University of Virginia Health System.

“Corindus is better positioned today than ever in the company’s history, aligning with the evolution in the cardiology sector which is poised to more fully incorporate robotics into practice than ever before,” said Mark Toland, President and Chief Executive Officer of Corindus. “The first commercial cases with the CorPath GRX at prestigious US hospitals, the recent receipt of several multi-system orders, and our recent expansion into Japan demonstrate meaningful continued progress toward our strategic and commercial objectives. Our leadership team is solidly in place, and we are benefitting from the deep and broad experience of our collective team.”

Mr. Toland continued, “With the recent financing which brought approximately $45 million in aggregate gross proceeds to the company, we are excited to accelerate our already strong positive momentum into 2017 and deliver on our expectation to implement at least 25 new cardiovascular programs and reach $13 million to $15 million in revenue for the year.”

Fourth Quarter 2016 Financial Results

Revenue for the fourth quarter of 2016 was $0.5 million compared to $0.8 million for the same period in the prior year. The decrease is due primarily to the deferral of revenue on two systems sold in 2016, attributable to a future obligation to upgrade from CorPath 200 to CorPath GRX.

Installed four new CorPath Systems in the fourth quarter of 2016, increasing the total installed base to 45 CorPath Systems. Shipped 262 cassettes in the fourth quarter 2016.

Gross loss was $1.1 million for the fourth quarter of 2016, compared to a gross loss of $0.4 million for the fourth quarter of 2015. Cost of revenues for the fourth quarter of 2016 continued to include the effect of under-utilization of production facilities.

Selling, general and administrative expenses were $5.6 million in the fourth quarter of 2016, compared to $4.3 million in the fourth quarter of 2015. The increase is primarily due to incremental stock-based compensation expense related to the CEO transition during 2016. Research and development expenses were $2.9 million for the fourth quarter of 2016 compared to $2.2 million in the fourth quarter of 2015. The increase is primarily due to higher employee compensation expense as well as the timing of prototype material purchases associated with the second generation CorPath System.

Net loss was $9.8 million for the fourth quarter of 2016, compared to a net loss of $7.2 million in the fourth quarter of 2015.

2016 Financial Results

Revenue for 2016 was $2.8 million compared to $2.7 million for 2015. The increase is due primarily to higher service revenue compared to the prior year period.

Gross loss was $2.2 million in 2016, compared to a gross loss of $1.0 million in 2015. Cost of revenues for 2016 continued to include the effect of under-utilization of production facilities.

Selling, general and administrative expenses were $19.6 million in 2016, compared to $16.1 million in 2015. The increase is primarily due to incremental stock-based compensation expense related to the CEO transition during 2016, as well as increased sales team salaries and commissions. Research and development expenses were $10.3 million for 2016 compared to $10.0 million in 2015. The increase is primarily due to higher employee compensation expense.

Net loss was $33.1 million for 2016, compared to a net loss of $28.8 million in 2015.

Cash and cash equivalents as of December 31, 2016 were $9.2 million. Corindus announced in February 2017 a private placement of common stock raising aggregate gross proceeds of approximately $45 million to the company.

2017 Guidance

Corindus continues to expect full year 2017 revenue to be in the range of $13 million to $15 million. Corindus expects the implementation of at least 25 new cardiovascular programs in 2017.

Conference Call

Management will host an investment community conference call today beginning at 4:30 p.m. ET. Investors interested in listening to the conference call may do so by dialing (877) 201-0168 for domestic callers, or (647) 788-4901 for international callers (Conference ID: 51103029), or from the webcast on the "Investor Relations" section of the Company’s website at: www.corindus.com. Following the call, a replay will be available on the Investor Relations section of the Company’s website.

About Corindus Vascular Robotics, Inc.

Corindus Vascular Robotics, Inc. is a global technology leader in robotic-assisted vascular interventions. The company's CorPath® System is the first FDA-cleared medical device to bring robotic precision to interventional procedures. During the procedure, the interventional cardiologist sits at a radiation-shielded workstation to advance guide catheters, stents, and guidewires with millimeter-by-millimeter precision. The workstation allows the physician greater control and the freedom from wearing heavy lead protective equipment that causes musculoskeletal injuries. With the CorPath System, Corindus Vascular Robotics brings robotic precision to interventional procedures to help optimize clinical outcomes and minimize the costs associated with complications of improper stent placement during manual procedures. Corindus stands behind its product with its unique $1,000 hospital credit "One Stent Program."  For additional information, visit www.corindus.com, and follow @CorindusInc.

Forward Looking Statements

Statements made in this release that are not statements of historical or current facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Corindus to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. Accordingly, readers should not place undue reliance on any forward looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that includes terms such as "believes," "belief," "expects," "estimates," "intends," "anticipates" or "plans" to be uncertain and forward-looking. Forward-looking statements may include comments as to Corindus’ beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside Corindus’ control.

Examples of such statements include statements regarding:

•	the closing of the offering on or before March 15, 2017,
•	the ability of Japan Medicalnext and Corindus to obtain PMDA approval for the CorPath GRX and realize the benefits of the distribution agreement related thereto Corindus’ expectations for full year 2017 revenue to be in the range of $13 million to $15 million and
•	the implementation of at least 25 new cardiovascular programs in 2017.

Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are described in the sections titled "Risk Factors" in the company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as reports on Form 8-K, including, but not limited to the following: the rate of adoption of our CorPath System and the rate of use of our cassettes; risks associated with market acceptance, including pricing and reimbursement; our ability to enforce our intellectual property rights; our need for additional funds to support our operations; our ability to manage expenses and cash flow; factors relating to engineering, regulatory, manufacturing, sales and customer service challenges; potential safety and regulatory issues that could slow or suspend our sales; and the effect of credit, financial and economic conditions on capital spending by our potential customers. Forward looking statements speak only as of the date they are made. Corindus undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date. More information is available on Corindus' website at http://www.corindus.com.

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Media Contacts:

Corindus Vascular Robotics, Inc.

Kate Stanton

(508) 653-3335 ext. 200

kate.stanton@corindus.com

Investor Contact:

Lynn Pieper Lewis

415-937-5402

ir@corindus.com

CORINDUS VASCULAR ROBOTICS, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS DATA

(In thousands, except share and per share amounts)

	December 31,	December 31,
	2015	2016
Assets
Current Assets:
Cash and cash equivalents	$22,142	$9,183
Marketable securities	20,524	—
Accounts receivable	878	384
Due from related party	—	250
Inventories, net	1,329	1,545
Prepaid expenses and other current assets	591	448
Total current assets	45,464	11,810

Property and equipment, net	1,382	982
Deposits and other assets	157	150
Notes receivable due from stockholders	136	71
Total assets	$47,139	$13,013

Liabilities and stockholders' equity
Current Liabilities:
Accounts payable	$1,538	$2,463
Accrued expenses	1,199	1,794
Deferred revenue	701	750
Current portion of long-term debt	4,033	3,755
Total current liabilities	7,471	8,762

Long-term liabilities:
Deferred revenue, net of current portion	106	129
Other liabilities	42	52
Long-term debt, net of current portion	3,673	—
Total long-term liabilities	3,821	181
Total liabilities	11,292	8,943

Stockholders' equity:
Common stock, $0.0001 par value; 250,000,000 shares authorized;
118,832,441 shares at December 31, 2015 and 119,025,221 shares
at December 31, 2016 issued and outstanding	12	12
Additional paid-in capital	149,489	150,776
Accumulated other comprehensive loss	(14)	—
Accumulated deficit	(113,640)	(146,718)
Total stockholders' equity	35,847	4,070
Total liabilities and stockholders' equity	$47,139	$13,013

CORINDUS VASCULAR ROBOTICS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS DATA

(In thousands, except share and per share amounts)

	Three Months Ended		For the Years Ended
	December 31,		December 31,
	2015	2016	2015	2016
Revenue	$832	$538	$2,729	$2,842
Cost of revenue	1,260	1,630	3,724	5,042
Gross loss	(428)	(1,092)	(995)	(2,200)
Operating expenses:
Research and development	2,182	2,940	10,033	10,313
Selling, general and administrative	4,260	5,577	16,143	19,564
Total operating expense	6,442	8,517	26,176	29,877
Operating loss	(6,870)	(9,609)	(27,171)	(32,077)
Other expense:
Interest and other expense, net	(359)	(182)	(1,592)	(1,001)
Total other expense	(359)	(182)	(1,592)	(1,001)
Net loss	$(7,229)	$(9,791)	$(28,763)	$(33,078)
Net loss per share--basic and diluted	$(0.06)	$(0.08)	$(0.25)	$(0.28)
Weighted-average common shares used in computing
net loss per share--basic and diluted	118,621,833	119,025,221	113,254,925	119,019,700

The accompanying notes are an integral part of the condensed consolidated financial statements.
Comprehensive loss:
Net loss	$(7,229)	$(9,791)	$(28,763)	$(33,078)
Unrealized gain (loss) on marketable securities	$(7)	$—	$(14)	$14
Comprehensive loss	$(7,236)	$(9,791)	$(28,777)	$(33,064)